Exhibit 10.1
Employment and Compensation Agreement
PURPOSE
This document sets forth the terms of an agreement (the Agreement) between EZCORP, Inc. (the Company) and Joseph L. Rotunda. Its purpose is to confirm the terms of employment and compensation of Mr. Rotunda and to further the interests of the Company and its shareholders by encouraging Mr. Rotunda:
1.	To remain with the Company and continue to lead its growth plans for the foreseeable future.

2.	To assist in the development and implementation of a comprehensive senior executive succession plan in order to insure continued strong leadership for the Company.

3.	To continue to serve the Company and its shareholders, following retirement, in an active consulting capacity.
This Agreement supersedes all prior employment and compensation agreements between the parties except for the two Restricted Stock Award agreements between the Company and Mr. Rotunda, dated January 15, 2004 and October 2, 2006, the terms and conditions of which shall remain in force without modification.
TERM OF THE AGREEMENT
This Agreement will be effective for the period January 1, 2009, through October 8, 2010. At the end of this initial term, the Agreement may be extended for additional periods of 12 months by mutual consent of both parties. Each party will provide the other with 12 months advance notice of a desire and intent to extend the original term of this Agreement.
GENERAL TERMS OF COMPENSATION
The parties agree and acknowledge that Mr. Rotunda’s employment is and will continue to be solely with Texas EZPAWN, L.P., an affiliate of the Company, and that he is not an employee of EZCORP, Inc. The Company agrees that it will cause and direct Texas EZPAWN, L.P., as Mr. Rotunda’s employer, to comply and adhere to the applicable provisions of this Agreement related to Mr. Rotunda’s employment. Mr. Rotunda’s title will continue to be President and Chief Executive Officer of EZCORP, Inc., and he will continue to report to the Chairman of the Board of Directors.
For fiscal 2009, Mr. Rotunda’s base salary will be $975,000, paid in accordance with the Company’s standard payroll practices. His salary will be reviewed and considered for merit increases prior to the beginning of each fiscal year of active employment; however, there is no guarantee that his base salary will increase every year.

SBB /s/ SBB	JLR /s/ JLR

Mr. Rotunda will be eligible for a bonus in fiscal 2009 and each fiscal year of active employment, subject to the terms of the Company’s then-current Incentive Compensation Program. His Bonus Target amount for fiscal years 2009 and 2010 will be 150% of base salary. Mr. Rotunda’s individual award will be determined by actual results achieved against previously established objectives. While it is possible that he may fail to earn a bonus in any given year, it is also possible for him to earn up to I50% of the Bonus Target amount for outstanding performance.
Based upon his years of service, Mr. Rotunda will be eligible for 4 weeks paid vacation and 5 paid personal days, annually. Unused vacation days and personal days cannot be carried over from one year to another.
As President and Chief Executive Officer, Mr. Rotunda will continue to be eligible for participation in all Company benefit programs, including medical, dental, vision, life insurance, long-term disability insurance and accidental death & disability insurance, in accordance with the applicable terms and conditions of those respective plans. He will continue to be eligible for participation in the Company’s 401(k) Plan, subject to that plan’s terms and conditions, and he will be eligible to participate, at the highest level, in the Company’s Executive Medical Supplement Plan and Supplemental Executive Retirement Plan, in accordance with the terms and conditions of those plans.
POST-EMPLOYMENT ARRANGEMENTS
A.	RESIGNATION FROM THE COMPANY
1.	Voluntary Resignation or Retirement Prior to Expiration of this Agreement: In the event of Mr. Rotunda’s voluntary resignation, or his retirement from the Company, prior to the expiration of this Agreement, he will receive his accrued base salary through the effective date of his resignation or retirement. In addition, he will receive a sum equal to a prorated portion of his current-year Bonus Target amount, payable as a lump sum within 30 days of such resignation or retirement, and he will receive no other termination benefits.
2.	Resignation for Good Reason: Mr. Rotunda shall provide written notice to the Company of the existence of a condition or reason he believes constitutes Good Reason, as defined below. This written notice must be provided within 90 days of discovery of such condition or reason; it must also provide sufficient detail to allow the Company an opportunity to respond and, if required, to cure the specified condition or reason within 30 days of receiving such notice. If the Company cures the condition, or if the reason does not constitute Good Reason as defined below, Mr. Rotunda will withdraw his notice.

For purposes of this Agreement, “Good Reason” will be defined as any action, without Mr. Rotunda’s written consent, which results in one or more of the following:
a)	Material diminution of, or material change to, his job title; reporting relationship, or responsibilities, authorities and duties from his current role as President

SBB /s/ SBB	JLR /s/ JLR

and Chief Executive Officer of EZCORP.

b)	Reduction of his annual base salary below $975,000.

c)	Removal of his principal work location from the Austin metropolitan area to a municipality more than 50 miles distant from Austin.

d)	Failure to re-elect him as a member of the EZCORP, Inc. Board of Directors.

e)	A change of control as defined in the EZCORP, Inc. 2006 Incentive Plan, including any amendments to that plan.

f)	A requirement that he perform an unlawful, dishonest or unethical act.
If the condition or reason cited by Mr. Rotunda, in fact, constitutes Good Reason as defined above, and if the Company does not cure the specified condition or reason within the 30 day notice period, Mr. Rotunda may resign and the following compensation and benefits will be provided to him:
a)	Continuation of his base salary through the effective date of his resignation for Good Reason.

b)	Payment of a sum equal to a prorated portion of his current-year Target Bonus amount, payable as a lump sum within 30 days of such resignation.

c)	Payment of an amount equal to one year of his then-current base salary plus his most recent annual bonus award, payable as a lump sum within 30 days of his resignation.

d)	Continuation of his Company healthcare plan under COBRA and at the COBRA rate for a period of one year, during which time the Company will reimburse him for COBRA costs, including the gross-up of such payments for federal taxes.
B.	TERMINATION BY THE COMPANY
1.	Termination for Cause: In the event of a termination of Mr. Rotunda’s employment by the Company for Cause, as defined below, he will receive his base salary through the effective date of such termination, paid according to the regular payroll schedule of the Company, and he will receive no other termination benefits. The Company will provide Mr. Rotunda with written notice of the existence of any reason it believes constitutes Cause within 90 days of discovery of such reason. If the reason cited is such that Mr. Rotunda is able to cure the Cause within 30 days, the Company will provide that period for cure prior to any termination.

For purposes of this Agreement, ''Cause” is defined as any intentional and material misapplication of Company funds; any material act of dishonesty; any conviction of a felony involving moral turpitude; any conviction for the unlawful possession of a controlled substance; any action involving willful and material malfeasance or gross negligence in the performance of duties, or any on-going refusal to perform the lawful and reasonable business directives of the Board of Directors. Unsatisfactory job performance, without the existence of any of the other reasons set forth in this paragraph, shall not constitute Cause under this Agreement.

SBB /s/ SBB	JLR /s/ JLR

2.	Termination without Cause: In the event that Mr. Rotunda is terminated without cause, he will receive the following compensation and benefits:
a)	Continuation of his base salary through the effective date of his termination without cause.

b)	Payment of a sum equal to a prorated portion of his current-year Target Bonus amount, payable as a lump sum within 30 days of such termination.

c)	Payment of an amount equal to three years of his then-current base salary, plus an amount equal to his most recent annual bonus award, payable as a lump sum within 30 days of his termination.

d)	Continuation of his Company healthcare plan under COBRA and at the COBRA rate for a period of one year, during which time the Company will reimburse him for COBRA costs, including the gross-up of such payments for federal taxes.
C.	TERMINATION DUE TO DEATH OR DISABILITY
1.	Death: In the event of Mr. Rotunda’s death during his active employment with the Company his employment will terminate immediately and the following compensation and benefits will be paid:
a)	Continuation of his base salary through the effective date of his termination due to death.

b)	Payment to his estate of a sum equal to a prorated portion of his current-year Target Bonus amount, payable as a lump sum within 30 days of such termination.

c)	Payment to his estate of an amount equal to one year of his then-current base salary plus his most recent annual bonus award, payable as a lump sum within 30 days of his termination.

d)	Continuation of coverage in the Company’s healthcare plan under COBRA and at the COBRA rate for his spouse for a period of one year, during which time the Company will reimburse her for COBRA costs, including the gross-up of such payments for federal taxes.
2.	Disability: During his active employment with the Company, should Mr. Rotunda become totally disabled or unable to perform the essential functions of his position (with reasonable accommodation) for a period of at least 6 months, the Company may elect to terminate his employment at any time thereafter. If the Company elects to terminate his employment due to disability and Mr. Rotunda is unable to fulfill the duties as outlined below in Section D., Mutually Agreed Retirement, he will receive the following compensation and benefits:

SBB /s/ SBB	JLR /s/ JLR

a)	Continuation of his base salary through the effective date of his termination due to disability.

b)	Payment of a sum equal to a prorated portion of his current-year Target Bonus amount, payable as a lump sum within 30 days of such termination.

c)	Payment of an amount equal to one year of his then-current base salary plus his most recent annual bonus award, payable as a lump sum within 30 days of his termination.

d)	Continuation of his Company healthcare plan under COBRA and at the COBRA rate for a period of one year, during which time the Company will reimburse him for COBRA costs, including the gross-up of such payments for federal taxes.
D.	MUTUALLY AGREED RETIREMENT

Mr. Rotunda has the right to elect to retire from the Company at any time in accordance with existing Company policies. Nevertheless, it is in the best interests of the Company and its shareholders to insure the establishment and effective implementation of a plan for the seamless transition of a successor to Mr. Rotunda’s key position; to encourage Mr. Rotunda’s co-operation and assistance with that plan, and to promote Mr. Rotunda’s continued association with the Company after his retirement. Therefore, this section of the Agreement defines an augmented retirement plan and a future role for Mr. Rotunda with the Company. Accordingly, if Mr. Rotunda remains with the Company for the full term of this Agreement (or other such date as mutually agreed by the parties), he will receive the following compensation and benefits:
a)	Continuation of his base salary through the last day of his active employment with the Company.

b)	Payment of an amount equal to one year of his then-current base salary plus his most recent annual bonus award, payable as a lump sum on January 7, 2011.

c)	Continuation of his Company healthcare plan under COBRA and at the COBRA rate for a period of one year, during which time the Company will reimburse him for COBRA costs, including the gross-up of such payments for federal taxes.

d)	A consulting agreement to perform business-related activities for the Company, consistent with his experience and stature. Under this consulting agreement, Mr. Rotunda will be employed as an independent contractor during an initial contract term of 5 years. The annual fee for his services will be $500,000, payable in equal monthly installments. In addition, the consulting agreement will provide for an annual bonus plan, based upon achievement of specific, quantifiable objectives set by the Company, with a target bonus range of 50% to 100% of the annual fee. The consulting arrangement will also provide for reimbursement of reasonable business and travel expense, including expense for an offsite office, furniture and administrative support. After its initial term of 5 years, the consulting agreement may be extended for additional 12 month periods by mutual

SBB /s/ SBB	JLR /s/ JLR

consent of both parties, and each party agrees to provide the other with a minimum of 12 months advance notice of intent for such initial extension and 6 months advance notice of intent for any extensions thereafter. Should Mr. Rotunda’s consulting arrangement with the Company be prematurely terminated by his death or disability, a sum equal to one year of the annual consulting fee, plus one year of the target bonus amount, will be paid to his estate.
NON-SOLICITATION, NON-COMPETITION AND NON-DISPARAGEMENT
The Company agrees to provide Mr. Rotunda with access to confidential information during his employment under this Agreement. Confidential information means information not generally known and proprietary to the Company or to a third party for which the Company is performing work.
In exchange for being provided with access to this information, Mr. Rotunda agrees that, except as specifically required in the performance of his duties for the Company, he will not, during the course of his employment by or consulting with the Company, and after termination of his employment by or consulting with the Company, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise employ any confidential information. Mr. Rotunda agrees to deliver to the Company upon the cessation of his employment or consulting, and at any other time upon the Company’s request, all such confidential information and not retain any copies.
Given Mr. Rotunda’s position with the Company, if he engages in any business which is directly or indirectly competitive with the Company in the pawn, payday loan, secondhand sales, or similar types of business (“Competing Business”), such action will inevitably result in the disclosure of confidential information in violation of this Agreement. Mr. Rotunda therefore agrees that, for consideration provided in this Agreement, while he is employed by or consulting with the Company, and for a period of 24 months after the termination date of such employment or consulting, he will not directly or indirectly be employed by, have ownership in, consult with, serve as an advisor to or, in any way, be associated with a Competing Business within the Restricted Territory, without the written approval by the Board of Directors of EZCORP. The term “Restricted Territory” for purposes of this Agreement shall mean those states or provinces in which the Company is doing business, or has committed to do business, as of the time of his termination of employment or consulting.
Mr. Rotunda further agrees that, for consideration provided in this Agreement, while he is employed by or consulting with the Company, and for 24 months after the termination date of such employment or consulting, he will not directly or indirectly solicit, contact or call upon any customer or business contact of the Company with whom he had business dealings while employed by, or consulting with, the Company with the intent to entice them to reduce or stop doing business with the Company or in any other way harm their business relationship with the Company.
Mr. Rotunda further agrees that, for consideration provided in this Agreement, while he is employed by or consulting with the Company, and for 24 months after the termination date

SBB /s/ SBB	JLR /s/ JLR

of such employment or consulting, he will not recruit, hire or attempt to recruit or hire, directly or by assisting others, any employee of the Company with whom he had contact during his employment with the Company.
Mr. Rotunda agrees that the covenants contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests in its Confidential Information and its relationships with customers and contacts. Further, the Company’s obligation to pay the separation payments and provide the separation benefits outlined in the various sections of this Agreement are conditioned upon compliance with all of the provisions in this section of the Agreement, as written.
Any questions concerning the provisions of this Agreement will be settled using Texas law. Good faith disputes or controversy arising under, or in connection with, this Agreement will be settled by arbitration. If arbitration is necessary, such proceeding shall be conducted by final and binding arbitration before an independent arbitrator, selected in accordance with Texas laws and under the administration of the American Arbitration Association. Mr. Rotunda agrees that no particular tax consequences are represented or guaranteed by the provisions of this agreement and that he has been advised to review this agreement with his tax advisor and attorney.
The undersigned agree to this Employment and Compensation Agreement and the individual terms herein.

/s/ Sterling B. Brinkley Sterling B. Brinkley,	/s/ Joseph L. Rotunda Joseph L. Rotunda,
Chairman of the Board	President & CEO
EZCORP	EZCORP

January 22, 2009	January 20, 2009

Date	Date

SBB /s/ SBB	JLR /s/ JLR